                                                Filed Pursuant to Rule 424(b)(3)
                                                               File No. 33-26498



                        GREEN TREE FINANCIAL CORPORATION

                         -----------------------------

                                    4,993,520
                             Shares of Common Stock
                                ($.01 Par Value)

                         -----------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

     This prospectus relates to 4,993,520 shares of Common Stock, acquired or to be acquired in the future, by the Selling Shareholders listed herein pursuant to the Green Tree Financial Corporation 1983 Incentive Stock Option Plan, 1983 Nonqualified Stock Option Plan, 1987 Employee Stock Option Plan, 1987 Supplemental Stock Option Plan, 1992 Supplemental Stock Option Plan, 1995 Employee Stock Incentive Plan and the Key Executive Stock Bonus Plan (collectively, the "Plans"). All or a portion of the Common Stock offered hereby may be offered for sale from time to time on the New York Stock Exchange, the Pacific Stock Exchange, or otherwise at prices and terms then obtainable. Green Tree Financial Corporation (the "Company") will receive none of the proceeds from the sale of the Common Stock offered hereby.

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock of the Company is listed on the New York Stock Exchange and the Pacific Stock Exchange. On April 13, 1998 the closing price for the Common Stock on the New York Stock Exchange was $38 7/8 per share.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is April 14, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549 or at the regional offices of the Commission; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.

     The Company's Common Stock is listed on the New York and the Pacific Stock Exchange. Periodic reports, definitive proxy statements and other information concerning the Company can be inspected at such exchanges.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been or will be filed by the company with the Commission are incorporated by reference in this Prospectus, as of their respective dates:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Amendment No. 1 to Form S-3, dated March 12, 1992 (File No. 33-45880), and any amendment or report filed to update such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

     All other reports and any definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus (not including exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Joel H. Gottesman, Esq., Vice President and General Counsel, Green Tree Financial Corporation, 300 Landmark Towers, 345 Saint Peter Street, St. Paul, Minnesota 55102-1637, (612) 293-4800.

                                   THE COMPANY

     The complete mailing address of the principal executive offices of the Company is 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102-1637. The telephone number is (612) 293-3400.

                              SELLING STOCKHOLDERS

     The Appendix to this Prospectus contains a table which sets forth the name, position with the Company, and certain information with respect to the ownership of the Company's Common Stock, for each of the Selling Stockholders.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time. Such sales may be made on one or more exchanges, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholder in amounts to be negotiated immediately prior to the sale. Any brokers or dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

     Any Common Stock offered hereby which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                     EXPERTS

     The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in this registration statement have been examined by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their reports. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Green Tree Financial Corporation is incorporated under the laws of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise). The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     The Certificate of Incorporation and Bylaws of Green Tree Financial Corporation provide, in effect, that, subject to certain limited exceptions, such corporation will indemnify its officers and directors to the extent permitted by the Delaware General Corporation Law.

     The Company maintains a directors' and officers' insurance policy.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    APPENDIX

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the Selling Stockholders and the Common Stock being offered hereby.

                        GREEN TREE FINANCIAL CORPORATION



                                                  Beneficially             Maximum            Beneficially Owned
                                                     Owned                 Offered                 After
                                               Before Offering(1)          Hereby(2)             Offering(3)
Gregory D. Aplin                                   123,333                 380,000                    0
Executive Vice President

Smith (Jack) F. Brandom, III                        53,576                 180,000                    0
Senior Vice President

James R. Breakey                                       100                  35,000                    0
Senior Vice President

Jerry W. Britton                                   110,100                 390,000                    0
Executive Vice President

Gary V. Busch                                        2,500                  10,000                    0
Vice President

Mark H. Burton (4)                                       0                       0 (4)                0
Director

Lawrence M. Coss                                 5,909,561               7,331,161                    0
Chairman and Chief Executive Officer;
Director

Bruce A. Crittenden                                 82,515                 440,000                    0
Executive Vice President

Barbara J. Didrikson                                92,000                 145,000                    0
Senior Vice President

John A. Dolphin                                      2,400                  75,000                    0
Vice President and
Director of Investor Relations

Richard G. Evans                                   431,420                 562,420                    0
Executive Vice President;
Director

                                                  Beneficially             Maximum            Beneficially Owned
                                                     Owned                 Offered                 After
                                               Before Offering(1)          Hereby(2)             Offering(3)
Edward L. Finn                                      35,700                 275,000                    0
Executive Vice President and
Chief Financial Officer

Joel H. Gottesman                                   39,000                 240,000                    0
Senior Vice President,
General Counsel and Secretary

Donald S. Howard (4)                                 2,000                       0  (4)               0
Director

Joseph E. Huguelet, III                                  0                  15,000                    0
Senior Vice President

Phyllis A. Knight                                   14,479                  95,000                    0
Senior Vice President and Treasurer

W. Max McGee                                       593,800                 601,800  (4)               0
Director

Michael L. Newell                                   21,500                 105,000                    0
Senior Vice President

Robert S. Nickoloff                                120,410                 128,410  (4)               0
Director

Brent H. Peterson                                   35,466                 140,000                    0
Senior Vice President

Mark A. Shepherd                                    19,000                 205,000                    0
Senior Vice President

Jeffrey A. Vanthournout                             27,000                 230,000                    0
Senior Vice President

Scott T. Young                                           0                 100,000                    0
Senior Vice President and Controller

Lyle D. Zeller                                     116,900                 245,000                    0
Senior Vice President

Reserved                                                                 7,164,720  (5)

(1) Includes shares currently owned and any shares acquirable within 60 days (As of 4/8/98) of the date hereof (e.g., relating to the exercise of options.)

(2) The shares listed in this column have been or may be acquired pursuant to the exercise of options under the Plans, whether or not such options are exercisable within 60 days of the date hereof. This statement of "Maximum Offered Hereby" does not constitute a commitment to sell the number of shares listed. The number of shares offered will be determined from time to time by each Selling Stockholder at his or her sole discretion.

(3)  Assumes the Maximum Offered Hereby is sold.

(4) Will be increased by subsequent option grants pursuant to the 1992 Supplemental Stock Option Plan. See note 5 below.

(5) Covers 400,000 shares reserved for issuance pursuant to the 1992 Supplemental Stock Option Plan to outside directors of the Company and 6,764,720 shares reserved under the 1995 Employee Stock Incentive Plan that may be issued to Selling Stockholders.

                                       3